Exhibit 10.1

A NONQUALIFIED STOCK OPTION GRANT (hereinafter the “Option”) for the number of shares of Nordstrom Common Stock (“Common Stock”), as noted in the 2013 Notice of Grant of Stock Options (the “Notice”), of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the Recipient (“Optionee”) on the date set forth in the Notice, subject to the terms and conditions of this Agreement. The Option is also subject to the terms, definitions and provisions of the Nordstrom, Inc. 2010 Equity Incentive Plan (the “Plan”) adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in this Agreement. To the extent inconsistent with this Agreement, the terms of the Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Plan. The Compensation Committee of the Board (the “Compensation Committee”) has the discretionary authority to construe and interpret the Plan and this Agreement. All decisions of the Compensation Committee upon any question arising under the Plan or under this Agreement shall be final and binding on all parties. The Option is subject to the following terms and conditions:

1.	OPTION PRICE

The option price is one hundred percent (100%) of the fair market value of Common Stock as determined by the closing price of Common Stock on the New York Stock Exchange on the date of grant. For this purpose, the date of grant is indicated in the Notice and reflects either the date the Compensation Committee approves the grant, or if this date falls within a closed trading period, the first trading day thereafter that falls within an open trading window.

2.	VESTING AND EXERCISING OF OPTION

Except as set forth in Section 5, the Option shall vest and be exercisable pursuant to the terms of the vesting schedule set forth in the Notice.

(a)	Method of Exercise. The Option shall be exercisable (only to the extent vested) by a written notice in a form prescribed by the Company that shall:

(i)	state the election to exercise the Option, the number of shares, the total option price, and the name and address of the Optionee;

(ii)	be signed by the person entitled to exercise the Option; and

(iii)	be in writing and delivered to Nordstrom Leadership Benefits (either directly or through a broker).

The Company has made arrangements with a broker for Option management and exercises.

(b)	Payment upon Exercise. Payment of the option price for any shares with respect to which an Option is being exercised shall be by:

(i)	check or bank wire transfer, or

(ii)	giving an irrevocable direction for a broker approved by the Company to sell all or part of the Option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option price and any amount required to be withheld to meet the Company’s minimum statutory withholding requirements, including the employee’s share of payroll taxes. (The balance of the sale proceeds, if any, will be delivered to the Optionee.)

The certificate(s) or shares of Common Stock as to which

the Option shall be exercised shall be registered in the name of the person(s) exercising the Option unless another person is specified. An Option hereunder may not at any time be exercised for a fractional number of shares.

(c)	Restrictions on Exercise. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation, or the Company’s Insider Trading Policy. As a condition to the exercise of the Option, the Company may require the person exercising the Option to make any representation and warranty to the Company as the Company’s counsel advises and as may be required by the Company or by any applicable law or regulation.

3.	ACCEPTANCE OF OPTION

Although the Company may or may not require the Optionee’s signature upon accepting the grant, the Optionee remains subject to the terms and conditions of this Agreement.

4.	NONTRANSFERABILITY OF OPTION

The Option may not be sold, pledged, assigned or transferred in any manner except in the event of the Optionee’s death. In the event of the Optionee’s death, the Options may be transferred to the person indicated on a valid Nordstrom Beneficiary Designation form, or if no Beneficiary Designation form is on file with the Company, then to the person to whom the Optionee’s rights have passed by will or the laws of descent and distribution. Except as set forth in Section 5 below, the Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. The terms of the Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

5.	SEPARATION OF EMPLOYMENT

Except as set forth below, a vested Option may only be exercised while the Optionee is an employee of the Company. If an Optionee’s employment is terminated, the Optionee or his or her legal representative shall have the right to exercise the Option after such termination as follows:

(a)	If the Optionee dies while employed by the Company, the recipient named on the Optionee’s Beneficiary Designation form may exercise such rights. If no Beneficiary

1 | Nonqualified Stock Option Grant Agreement Time-Vested Option

Exhibit 10.1

Designation form is on file with the Company, then the person to whom the Optionee’s rights have passed by will or the laws of descent and distribution may exercise such rights. If the Option was granted at least six months prior to the death of the Optionee while employed by the Company, it shall immediately vest and may be exercised during the period ending four years after the Optionee’s death. In no event may the Option be exercised more than 10 years from the date of grant. If the Option was granted less than six months prior to death, such Option shall be forfeited as of the date of death.

(b)	If the Optionee is separated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), the Option, if granted at least six months prior to such separation and the Optionee provides Nordstrom Leadership Benefits with reasonable documentation of the Optionee’s disability, shall immediately vest and may be exercised during the period ending four years after separation. In no event may the Option be exercised more than 10 years from the date of grant. If the Option was granted less than six months prior to separation due to the Optionee’s disability, such Option shall be forfeited as of the date of separation.

(c)	If the Optionee is separated due to retirement between the ages of 53 and 57 with 10 continuous years of service to the Company from the most recent hire date, or upon attaining age 58, the Option, if granted at least six months prior to such retirement, shall continue to vest and may be exercised during the period ending four years after separation. In no event may the Option be exercised more than 10 years from the date of grant. If the Option was granted less than six months prior to retirement, such Option shall be forfeited as of the date of separation.

(d)	If the Optionee’s employment is terminated due to his or her embezzlement or theft of Company funds, defraudation of the Company, violation of Company rules, regulations or policies, or any intentional act that harms the Company, such Option, to the extent not exercised as of the date of termination, shall be forfeited as of that date.

(e)	If the Optionee is separated for any reason other than those set forth in subparagraphs (a), (b), (c) and (d) above, the Optionee (or Optionee’s beneficiary) may exercise his or her Option, to the extent vested as of the date of his or her separation, within 100 days after separation. In no event may the Option be exercised more than 10 years from the date of grant. Any unvested options will be forfeited as of the date of separation.

Notwithstanding anything above to the contrary, if at any time during the Optionee’s employment or in the period during which the Option is exercisable, the Optionee directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, engages or assists any third party in engaging in any business competitive with the Company; divulges any confidential or proprietary information of the Company to a third party who is not authorized by the Company to receive the confidential or proprietary information; or improperly uses any confidential or proprietary information of the Company, then the post-separation vesting and exercise rights of the Option set forth above shall cease immediately, and all outstanding vested and unvested portions of the Option shall be forfeited.

6.	TERM OF OPTION

The Option may not be exercised more than 10 years from the date of grant of the Option, and the vested portion of such Option may be exercised during such term only in accordance with the Plan and the terms of the Option.

7.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

The number and kind of shares of Common Stock subject to the Option shall be appropriately adjusted, pursuant to the Plan, along with a corresponding adjustment in the option price to reflect any stock dividend, stock split, split-up, extraordinary dividend distribution, or any combination or exchange of shares, however accomplished.

8.	ADDITIONAL OPTIONS

The Compensation Committee may or may not grant the Optionee additional Options in the future. Nothing in this Option or any future grant should be construed as suggesting that additional grants to the Optionee will be forthcoming.

9.	LEAVES OF ABSENCE

For purposes of the Option, the Optionee’s service does not terminate due to a military leave, a medical leave or another bona fide leave of absence if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But, service terminates when the approved leave ends unless the Optionee immediately returns to active work.

If the Optionee goes on a leave of absence approved by the Company, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of the leave.

10.	TAX WITHHOLDING

In the event that the Company determines that it is required to withhold any tax as a result of the exercise of the Option, the Optionee, as a condition to the exercise of their Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.

11.	RIGHTS AS A SHAREHOLDER

Neither the Optionee nor the Optionee’s beneficiary or representative shall have any rights as a shareholder with respect to any Common Stock subject to the Option, unless and until (i) the Optionee or the Optionee’s beneficiary or representative becomes entitled to receive such Common Stock by filing a notice of exercise and paying the option price pursuant to the Option, and (ii) the Optionee or Optionee’s beneficiary or representative has satisfied any other requirement imposed by applicable law or the Plan.

12.	NO RETENTION RIGHTS

Nothing in the Option or in the Plan shall give the Optionee the right to be retained by the Company (or a subsidiary of the Company) as an employee or in any capacity. The Company and its subsidiaries reserve the right to terminate the Optionee’s service at any time, with or without cause.

2 | Nonqualified Stock Option Grant Agreement Time-Vested Option

Exhibit 10.1

13.	CLAWBACK POLICY

The Option, and any proceeds (Common Stock or cash) received in connection with the exercise of the Option or subsequent sale of such issued Common Stock, shall be subject to the Clawback Policy adopted by the Company’s Board, as amended from time to time.

In the event the Clawback Policy is deemed unenforceable with respect to the Option, or with respect to the proceeds received in connection with the exercise of the Option or subsequent sale of such issued Common Stock, then the Option grant subject to this Agreement shall be deemed unenforceable due to lack of adequate consideration.

14.	ENTIRE AGREEMENT

The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

This Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of the Optionee under this Agreement. No party to this Agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, the Optionee, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement.

15.	CHOICE OF LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, as such laws are applied to contracts entered into and performed in such State.

16.	SEVERABILITY

If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

17.	CODE SECTION 409A

The Company reserves the right, to the extent the Company deems reasonable or necessary in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or delivery of Common Stock provided under this Agreement is made in a manner that complies with Section 409A of the Code, together with regulatory guidance issued thereunder.

3 | Nonqualified Stock Option Grant Agreement Time-Vested Option